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                                                                   EXHIBIT 10.95


                                 LOAN AGREEMENT




         THIS LOAN AGREEMENT, is made this 16th day of December, 1998, by and between Bankers Insurance Group, Inc. (herein, "Borrower"), and Western International Insurance Company (herein, "Lender").


IN CONSIDERATION OF Lender's agreement to loan to Borrower the sum of twelve Million (U.S. $12,000,000.00) Dollars in United States currency, all in accordance with the terms and conditions of this Agreement, as well as for other good and valuable consideration, the parties hereto do covenant and agree as follows:

1.       Definitions.

         a) "Affiliate" shall mean any party who controls, is controlled by, or is under common control with another party.

         b) "Corporate Principal" shall mean any shareholder, director or officer of Borrower.

         c) "Event Of Default" shall mean any of the events or conditions described in the subsequent paragraph hereof captioned, "Event Of Default" and "Events Of Default" shall refer collectively thereto.

         d) "Loan" shall mean the loan established pursuant to paragraph 2 hereof.

         e) "Net Proceeds" shall mean the net cash proceeds received by Venture Capital Corporation, a Cayman Islands company (herein, "VCC") from the public sale of the Stock in excess of the expenses of VCC attributable to the sale all as provided for and described in that certain Agreement for Satisfaction of Debt and Capitalization of Subsidiary dated of even date herewith made by and between Lender and VCC.

         f) "Note" shall mean the Promissory Note required and described in paragraph 2 hereof.

         g) "Obligations" shall mean any and all indebtedness, liabilities and obligations of Borrower to Lender whatsoever, including by way of illustration and not by way of limitation, any indebtedness, liability or obligation of Borrower to Lender under Note, under this Agreement, under any loan made to Borrower by Lender prior to the date hereof and any and all extensions or renewals thereof in whole or in part; any indebtedness, liability or obligation of Borrower to Lender arising hereunder or as a result hereof, and any and all extensions or renewals thereof in whole or in part; any indebtedness, liability or obligation of



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            Borrower to Lender under any later or future advances or loans made by Lender to Borrower, and any and all extensions or renewals thereof in whole or in part; and any and all future or additional indebtedness, liabilities or obligations of Borrower to Lender whatsoever and in any event, whether existing as of the date hereof or hereafter arising, whether arising under a loan, line of credit, letter of credit or other form of financing, and whether direct, indirect, absolute or contingent, as maker, endorser, guarantor, surety or otherwise, and whether evidenced by, arising out of, or relating to a promissory note, bill of exchange, check, draft, letter of credit, guaranty agreement, banker's acceptance, foreign exchange contract, security agreement, loan agreement or otherwise.

         h) "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof.

         i) "Prime Rate" shall mean the rate published in the Wall Street Journal as the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks.

         j) "Subsidiary" shall mean any corporation of which more than fifty (50%) percent of the outstanding voting securities shall, at the time of the termination, be owned directly, or indirectly, through one or more intermediaries, by Borrower. Voting shares which would be attributed to Borrower pursuant to Section 318 of the Internal Revenue Code of 1986, as the same may be hereafter, from time to time, amended, shall be deemed to be owned by Borrower.

2.       Loan.
         a) Upon the execution of this Agreement and compliance with its terms and conditions, and the receipt by Lender of the Net Proceeds, Lender agrees to loan to Borrower the sum of Twelve Million (U.S. $12,000,000.00) Dollars in United States currency. Said loan shall be videnced by Borrower's good and sufficient Promissory Note of even date herewith which shall bear interest from the date hereof at the rate of Prime Rate per annum until maturity on the balance of the principal from time to time remaining unpaid. No payments shall be made during the first two years of the loan. The Note shall contain the following repayment provision:

                      Commencing on the first day of January 2001 equal principal payments of One Million Four Hundred Seventy Thousand Two Hundred Ninety Nine and 32/100 Dollars ($1,470,299.32) shall be due and payable together with accrued interest in semiannual payments, payments being made on the first day of January



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                      and July of each and every year. All unpaid principal and
                      interest shall be due and payable in full on January 1, 2004.

         b) All indebtedness evidenced by the Note together with all accrued interest thereon, however such indebtedness may be created, extended, renewed or evidenced shall at all times and in all respects be subordinate and junior in right of payment to any and all indebtedness of Borrower to any of its other creditors (other than creditors who are Affiliates with the Borrower), whether secured or unsecured.
         c) No payments shall be due under the Note at any time when the debt to equity ratio of the Borrower is 1.5 or higher.

         d) No payments shall be due under the Note to the extent that such payment would result in a fixed charge coverage ratio of 1.1 or lower. Payments shall be made to the extent that they would not result in a fixed charge coverage ratio of 1.1 or lower. That is, partial payments otherwise required under this paragraph 2 shall be due and payable. For this purpose, "fixed charge coverage ratio" shall be determined by dividing (i) total cash inflows projected for payment for the six month period immediately following the due date for a payment under the Note by (ii) the total cash outflows projected for payment for the six month period immediately following the due date for a payment under the Note, such projections to be determined in good faith by the Chief Financial Officer of the Borrower.
         e) All payments that are otherwise due and payable but are not paid by reason of the application of subparagraphs 2. c) or d) hereof:


                      Shall bear interest either at the rate of Prime Rate plus 5% per annum until paid in full or at the highest rate permitted by law, whichever is lower; and


                      Shall be added to and paid at the time of the due date of the next payment due under the Note until paid in full.

3. Conditions Precedent. Prior to there being any advances by Lender to Borrower pursuant to this Agreement and as a condition precedent to any of Lender's other obligations under this Agreement, Borrower shall execute and deliver to Lender or shall cause to be executed and delivered to Lender each of the following:

         a) Note;



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         b) The good and sufficient Resolution of the Board of Directors of the
            Borrower authorizing its officers to enter into this Agreement;

4. Affirmative Covenants. Borrower hereby covenants with Lender that for so long as any Obligations remain outstanding and unless Lender notifies Borrower in writing it dispenses with any one or more of the following requirements, Borrower will:

         a) Do or cause to be done all things necessary to keep in full force and effect its corporate existence and all rights, franchises, licenses, authorizations, permits and qualifications to carry on business in all jurisdictions where qualifications may be necessary;

         b) Give prompt written notice to Lender upon becoming aware of the occurrence of any Event Of Default or event which, by passage of time or the giving of notice or both would constitute an Event Of Default;

         c) As soon as practicable, and in any event within fifteen (15) days after the end of each calendar quarter, furnish to Lender a quarterly unaudited financial statement of Borrower, including balance sheets and income statements, for the calendar quarter just ended, and for the calendar year to date, certified by a duly authorized officer of Borrower;

         d) As soon as practicable, and in any event within one hundred fifty
            (150) days after the end of each fiscal year, furnish to Lender the annual audit report of Borrower, certified without material qualification by independent certified public accountants selected by Borrower and acceptable to Lender, prepared in accordance with generally accepted accounting principles applied on a basis consistently maintained throughout the period involved, together with relevant financial statements of Borrower for the twelve (12) month period just ended;

         e) Notify Lender immediately, but in any event within five (5) days of any fact or facts which might materially and adversely affect Borrower's financial condition;

         f) Notify Lender immediately, but in any event within five (5) days after Borrower should become a party, or be threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative;

         g) Pay or cause to be paid when due all amounts necessary to fund, in accordance with its terms, all pension plans presently in existence or hereafter created;



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         h) Borrower will maintain, or cause to be maintained, public liability insurance and fire and extended coverage insurance on all assets owned by it, all in such form and amounts as are consistent with industry practices and with such insurers as may be satisfactory to Lender. Borrower will furnish to Lender such evidence of insurance as Lender may require. Borrower hereby agrees that, in the event it fails to pay or cause to be paid the premium on any such insurance, Lender may do so and be reimbursed by Borrower therefor. Borrower hereby assigns to Lender any return or unearned premiums that may be due the Borrower upon cancellation of such policies for any reason whatsoever and directs the insureds to pay Lender any amounts due. Lender is hereby appointed Borrower's
            Attorney-in-Fact, with full power of substitution and revocation (without requiring Lender to act as such) to endorse any check which may be payable to Borrower to collect such returned or unearned premiums or the proceeds of such insurance, and any amount so collected may be applied to Lender toward satisfaction of any of the Obligations;

         i) Borrower will collect its accounts and sell its inventory only in the ordinary course of business;

         j) Borrower will pay when due (or within applicable grace periods) all indebtedness due third Persons, except when the amount thereof is being contested in good faith by appropriate proceedings and with adequate reserves therefor being set aside on the books of Borrower. If default be made by Borrower in the payment of any principal (or installment thereof) of, or interest on, any such indebtedness, Lender shall have the right, in its discretion (but it shall not be under any requirement), to pay such interest or principal for the account of Borrower and be reimbursed by Borrower therefor;

         k) Borrower will notify Lender thirty (30) days in advance of any change in the location of any of its businesses or of the establishment of any new, or the discontinuance of any existing, place of business;

         l) From the date hereof, Borrower will use the Property in full compliance with all applicable environmental laws and regulations including the removal or clean-up of any hazardous substance (as defined by state or federal law) required by any agency.

5. Negative Covenants. Borrower covenants to Lender that from and after the date hereof and for so long as any Obligations remain unpaid, it will not, without the prior written consent of Lender:

         a) Guaranty. Guaranty, endorse, become surety with respect to, or otherwise become directly or contingently liable for and in connection with the obligations of any other person, firm or corporation, except



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            endorsements for negotiable instruments for collection in the ordinary course of business;

         b) Reorganization. Enter into any merger, reorganization or consolidation or make any substantial change in the basic type of business conducted by Borrower as of the date hereof;

         c) Untrue Statements. Furnish Lender any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in the light of circumstances under which it was furnished;

         d) Change Business. Materially alter or change the principal business in which Borrower is engaged or the manner in which Borrower conducts its business affairs.

6.       Warranties. Borrower represents and warrants to Lender that:

         a) Correct Financials. Any financial statements heretofore delivered to Lender are true and correct in all respects, have been prepared in accordance with generally accepted accounting practices and fairly represent the respective financial conditions of the subject thereof as of the respective dates thereof, do not fail to disclose any fact or facts which might materially or adversely affect Borrower's financial condition, no material adverse changes have occurred in the financial conditions reflected therein since the respective dates thereof and no additional borrowings have been made by Borrower since the date thereof other than the borrowing contemplated hereby or borrowings approved by Lender;

         b) No Actions, Suits, etc. There are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting it whether civil, criminal, administrative or investigative, and it is not in default with respect to any judgment, decision, order, writ, injunction, decree or demand of any court or governmental authority other than those matters reflected in Borrower's audited financial statement;

         c) No Breach or Violation. The consummation of the transactions hereby contemplated in performance of this Agreement or of any Obligation will not result in any breach of or constitute a default under any mortgage, deed of trust, lien, bank loan or credit agreement, corporate charter, by-law or other instrument to which Borrower is a party, or by which it is bound or affected;

         d) Good Standing. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida; each



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            Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation;
            Borrower and its Subsidiaries have the lawful power to own their properties and to engage in the business they conduct, and each is duly qualified and in good standing as a foreign corporation in the jurisdictions wherein the nature of the business transacted by it or property owned by it make such qualification necessary; the addresses of all places of business of Borrower and each Subsidiary are as have been previously represented to Lender; the states in which Borrower and each Subsidiary are qualified to do business are as have been previously represented to Lender; the percentage of Borrower's ownership of the outstanding stock of each Subsidiary are as have been previously represented to Lender; neither Borrower nor any Subsidiary has changed its name, been the surviving corporation in a merger, acquired any business, or changed its principal executive office except as has been previously represented to Lender;

         e) No Commissions. Neither Borrower nor any Subsidiary has made any agreement or has taken any action which may cause anyone to become entitled to a commission or finder's fee as a result of making the within described loan;

         f) Pension Plan. All defined benefit pension plans, as defined in the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") of Borrower and each Subsidiary meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction, as defined in ERISA, has occurred with respect to any such Plan;

         g) Environmental Compliance. Borrower has no knowledge, either actual or constructive, of any use of the Property, either in the past or present, which would violate state or federal environmental laws, and hereby represents that no proceedings have been commenced, or notices received, concerning any alleged violations of environmental laws;

         h) Warranties Survive. All of the representations and warranties set forth in this paragraph 0 shall survive until all Obligations are satisfied in full.

7. Events of Default. The following occurrences shall constitute Events Of Default hereunder:

         a) Non-Payment. Non-payment of any sum due under Note or under any other Obligation or non-performance of any obligation to be performed under this Agreement or any other agreement between Lender and Borrower, whether now in existence or hereafter executed;



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         b) Breach of Warranty. Any warranty, representation, statement, affirmative covenant and negative covenant made or furnished to Lender by or on behalf of Borrower or any guarantor of Borrower's Obligation proves to have been false in any material respect when made or furnished or is breached, violated or not complied with;

         c) Change of Financial Condition. Any material adverse change in the financial condition of Borrower or any guarantor of any of Obligations;

         d) Dissolution/Bankruptcy. Dissolution, termination of existence, insolvency (failure to pay its debts as they mature or the failure to maintain the fair saleable value of its assets in an amount greater than its liabilities, whichever shall first occur), a business failure, appointment of a receiver, assignment for the benefit of creditors or the commencement of any proceedings under any bankruptcy or insolvency law by or against Borrower or any guarantor or the making by either Borrower or any guarantor of any offer or settlement, exchange or composition to their respective unsecured creditors generally. For purposes of this Agreement, any guarantor shall mean any party required by this Agreement to guaranty Obligations and any party whose guaranty of Obligations is tendered to Lender to induce Lender to make this loan;

         e) Attach Liens. The issuance or filing against Borrower or any guarantor of a tax lien or the issuance or filing of any attachment, injunction, execution or judgment which is not removed within fifteen (15) days after issuance of filing;

         f) Waste. Lender shall at any time deem itself insecure or unsafe or shall fear diminution, removal or waste of collateral;

         g) Third Party Debt. Borrower shall fail to pay any indebtedness due any third (3rd) Persons and such failure shall continue beyond any applicable grace period, or Borrower shall suffer to exist any other Event Of Default under any agreement binding the Borrower;

         h) Judgment. Borrower shall suffer final judgments for payment of money aggregating in excess of and shall not discharge the same within a period of thirty (30) days (unless, pending further proceedings, execution has not been commenced, or if commenced has been effectively stayed) or a judgment creditor of Borrower shall obtain possession of any of the Collateral by any means, including, without limitation, levy, distraint, replevin or self help;

8. Default Remedies. Upon any Event Of Default, all or any portion of Obligations due or to become due from Borrower to Lender whether under this Agreement or otherwise, shall, at the option of Lender, without notice, demand, presentment or



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         dishonor, all of which Borrower hereby waives, become at once due and payable. Further, on the occurrence of any Event Of Default, Lender may also, with or without proceeding with sale or foreclosure or demanding payment of a debt owing by Borrower to Lender, without notice, terminate further performance under this Agreement or any other agreement between Lender and Borrower and may also, at any time appropriate and apply on said Obligations owing by Borrower to Lender any and all balances, credits, deposits, accounts, reserves, indebtedness or other monies due or owing to Borrower or held by Lender hereunder or under any other agreement or otherwise, whether accrued or not. The failure or delay of Lender to exercise or enforce any rights, liens, powers or remedies hereunder or under any of the aforesaid agreements or other documents shall not operate as a waiver of such liens, rights, powers and remedies, but all such liens, rights, powers and remedies shall continue in full force and effect until all loans and advances and all Obligations owing or to become owing from Borrower to Lender shall have been fully satisfied and all liens, rights, powers and remedies herein provided are cumulative and none is exclusive.

9. Further Assurances. From time to time, Borrower will execute and deliver to Lender such additional documents and will provide such additional information as Lender may reasonably require to carry out the terms of this Agreement and be informed of Borrower's status and affairs.

10. Waiver by Lender. Enforcement and Waiver by Lender. Lender shall have the right at all times to enforce the provisions of this Agreement and any other loan documents executed pursuant hereto in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of Lender in refraining from so doing at any time or times. The failure of Lender at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of Lender are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

11. Inspection of Records. Lender (or any person or persons designated by it) shall, in its sole discretion, have the right to call at any place of business of Borrower at any reasonable time, and without hindrance or delay, inspect, audit, check and make extracts from Borrower's books, records, journals, orders, receipts and any correspondence and other data relating to Borrower's business or any other transactions between the parties hereto.


12. Costs/Expenses. All costs and expenses of this loan shall be paid by Borrower, including but not limited to, out-of-pocket expenses for payment of taxes, governmental fees, legal fees and expenses of counsel appointed by the Lender,


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         any applicable sales tax together with any interest and penalties for the late payment thereof, all of which amounts shall be payable at the time of the execution of this Agreement or upon demand in the event they are hereafter incurred.


13. Subordinated Indebtedness. All indebtedness evidenced by the Note together with all accrued interest thereon, however such indebtedness may be created, extended, renewed or evidenced shall at all times and in all respects be subordinate and junior in right of payment to any and all indebtedness (herein, "Senior Debt") of Borrower to any of its other creditors, whether secured or unsecured except for indebtedness to affiliates of Borrower.


                  IN WITNESS WHEREOF, the parties hereto have set their hands and seals, the day and year first above written.



WITNESSES:                                WESTERN INTERNATIONAL INSURANCE
                                          COMPANY

/s/  John E. Smith, Secretary             BY: /s/  Barry B. Benjamin
---------------------------------            ----------------------------------
                                                   Barry B. Benjamin, President



WITNESSES:                                BANKERS INSURANCE GROUP, INC.


                                          BY: /s/  G. Kristin Delano
---------------------------------            ----------------------------------
                                                   G. Kristin Delano, Secretary



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